Exhibit 23(a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 4 to the registration statement of C-TEC Corporation on Form S-3 (File No. 33-54433) of our report, which includes an explanatory paragraph referring to the Company's change in methods of accounting for income taxes and postretirement benefits other than pensions, dated March 4, 1994, on our audits of the consolidated financial statements and financial statement schedules of C-TEC Corporation as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which report is included in C-TEC Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. We also consent to the reference to our firm under the caption "Experts".


                                               /s/ COOPERS & LYBRAND L.L.P.


Philadelphia, PA
November 8, 1994